Exhibit 10.1

STOCK GRANT AGREEMENT

This Grant Agreement ("Grant") is entered into this 9th day of January, 2006 by and between Freedom Financial Group, Inc., a Delaware corporation (the "Corporation"), and the following members of management: Jerald L. Fenstermaker, Daniel F. Graham, and James K. Browne (the "Management Shareholders").

WHEREAS, the Plan of Reorganization of Stevens Financial Group, Inc., predecessor in bankruptcy to Freedom Financial Group, Inc. (the "Corporation") authorized the Board of Directors of the Corporation to issue up to 1,000,000 shares of Common Stock to members of management of the Corporation.

WHEREAS, by a unanimous consent resolution dated February 19, 2003 (the "2003 Stock Grant"), the Board approved the issuance of 700,000 shares of Common Stock to Jerald L. Fenstermaker, 200,000 shares to Daniel F. Graham, and 70,000 shares to James K. Browne. The 2003 Stock Grant also granted each Management Shareholder the right, among others, to receive additional shares of Common Stock to maintain their voting percentages upon the conversion of the Corporation's outstanding Preferred Stock into Common Stock. Mr. Fenstermaker's Employment Agreement dated September 17, 2004 (the "Employment Agreement") also references his right to protection from dilution of his shares.

WHEREAS, the Corporation currently expects to receive bridge loan financing in the amount of $3,000,000 (the "Bridge Loan").

WHEREAS, the Trust Supervision Committee of the Freedom Financial Group I Statutory Trust (the "Trust"), which holds all of the issued and outstanding shares of Preferred Stock of the Corporation, is considering action which may result in the conversion of the Preferred Stock into Common Stock, and such conversion would entitle the Management Shareholders to additional shares of Common Stock pursuant to the terms of the 2003 Stock Grant.

WHEREAS, the compensation committee of the Corporation has negotiated an agreement with the Management Shareholders whereby they would waive their rights to receive unrestricted Common Stock in the event of a conversion of the Preferred Stock, and in consideration thereof would receive restricted Common Stock subject to the conditions and restrictions set forth herein.

WHEREAS, the Corporation deems it desirable and in the best interests of the Corporation to grant the Management Shareholders a total of 962,493 shares of Common Stock upon the terms set forth herein.

In consideration of the mutual promises contained herein, the parties agree as follows:

1. On January 9, 2006 (the "Grant Date") Jerald L. Fenstermaker shall be granted 694,583 shares of Common Stock, Daniel F. Graham shall be granted 198,452 shares of Common Stock and James K. Browne shall be granted 69,458 shares of Common Stock. The shares granted hereunder are sometimes referred to hereinafter as the "Grant Shares." The shares granted pursuant to the 2003 Stock Grant are sometimes hereinafter referred to as the "Existing Shares."

2. All shares of Common Stock issued pursuant to this Grant shall immediately vest to the Management Shareholders upon the Grant Date.

3. The Management Shareholders hereby waive their rights (previously referred to as "anti-dilution protection") to receive unrestricted shares of Common Stock upon any eventual conversion of the Company's Preferred Stock into Common Stock. Except as specifically provided in this Agreement, nothing herein shall be deemed a waiver by the Management Shareholders of any other rights granted in the 2003 Stock Grant or in Mr. Fenstermaker's Employment Agreement.

4. The following restrictions will apply to the Grant Shares and/or the Existing Shares as set forth below.

    4.1 The Management Shareholders hereby agree to forfeit all Grant Shares issued to them under this Grant if the Company's outstanding Preferred Stock is not converted into Common Stock within 18 months of the Grant Date.

    4.2 The Management Shareholders hereby agree to forfeit all Grant Shares issued to them under this Grant if the Company has not raised additional debt and/or equity financing in an amount not less than $10,000,000 within 36 months of the Grant Date.

    4.3 Each Management Shareholder, individually, hereby agrees to forfeit all Grant Shares issued to him under this Grant if such Management Shareholder's employment is terminated by his action or by the Company's action for any reason prior to lapse or satisfaction of Sections 4.1 and 4.2.

    4.4 If the Grant Shares are forfeited pursuant to either of these Sections 4.1 or 4.2, then the anti-dilution rights of the Shareholders shall be deemed fully reinstated, as if they had never been waived, but if the Grant Shares are forfeited pursuant to Section 4.3, no reinstatement shall occur.

5. With respect to the Existing Shares, the Management Shareholders hereby agree to relinquish any rights to receive dividends or proceeds from the liquidation of the Company until the receipt by the Company of additional debt and/or equity financing in an amount not less than $10,000,000.

6. With respect to the Grant Shares, the Management Shareholders hereby agree to relinquish any rights to receive dividends or proceeds from the liquidation of the Company until the receipt by the Company of additional debt and/or equity financing in an amount not less than $10,000,000.

7. The Management Shareholders hereby agree to the following limitations on the sale, by any means, of their Existing Shares and/or their Grant Shares as set forth below:

    7.1 The Management Shareholders will not sell any Grant Shares so long as any risk of forfeiture exists under Sections 4.1 or 4.2.

    7.2 The Management Shareholders will not sell any Existing Shares or any Grant Shares so long as the restriction on the right to receive dividends or proceeds from liquidation continues under Sections 5 or 6.

    7.3 Except as provided in Section 8 or Section 11, the Management Shareholders will not sell any Existing Shares or any Grant Shares prior to thirty-six (36) months from the Grant Date.

8. Notwithstanding the foregoing, so long as all of the Company's outstanding Preferred Stock has been converted into Common Stock, then Management Shareholders shall have the right to sell, at their option, free and clear of any encumbrance or restriction created by this or any other agreement with the Company, up to the number of shares as indicated:

    8.1 At any time after the Company raises additional long-term debt and/or equity financing in an amount not less than $10,000,000 (excluding the Bridge Loan), each Management Shareholder may sell, assuming full compliance with all relevant Securities laws, all of their Existing Shares plus up to one-half of their Grant Shares.

    8.2 At any time after the Company raises additional long-term debt and/or equity financing so that the aggregate amount including that raised in Section 8.1 is not less than $15,000,000, each Management Shareholder may sell, assuming full compliance with all relevant Securities laws, all of their Existing Shares and all of their Grant Shares.

9. Each Management Shareholder further agrees that for a period of six months after the Company receives not less than $10,000,000 in additional debt and/or equity financing, none will sell any Existing Shares or Grant Shares.

10. So long as a Management Shareholder retains ownership of the Grant Shares and no event of forfeiture has occurred, the Management Shareholder shall have the unrestricted right to vote such shares.

11. Notwithstanding the foregoing, the Management Shareholders shall have the right to sell, at their option, any or all shares owned by them at any time after the first to occur of:

    11.1 A change in control of the Company (excluding any change in control that results from the conversion of the Preferred Stock into Common Stock); or

    11.2 The death or total and presumably permanent disability of a Management Shareholder.

12. Miscellaneous Provisions.

    12.1 This Agreement shall be governed by and shall be interpreted and enforced in accordance with the laws of the state of Delaware.

    12.2 No amendment to this Agreement shall be valid unless made in writing and executed by the parties hereto.

    12.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one in the same document.

    12.4 All notices required or permitted hereunder shall be given in writing by hand delivery, by express delivery, or be registered or certified U.S. mail, postage prepaid to the address provided to the other party for delivery of such notices, as may be provided in writing from time to time.

FREEDOM FINANCIAL GROUP, INC., a Delaware corporation

By: /s/ Jerald L. Fenstermaker
    Jerry Fenstermaker, President

By: /s/ Robert T. Chancellor
    Robert T. Chancellor, Chair of the Compensation Committee

/s/ Jerald L. Fenstermaker
JERALD L. FENSTERMAKER

/s/ Daniel F. Graham
DANIEL F. GRAHAM

/s/ James K. Browne
JAMES K. BROWNE